UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 12b-25                  SEC FILE NUMBER

                           NOTIFICATION OF LATE FILING          ---------------
                                                                 CUSIP NUMBER

                                                                ---------------

(Check One): |_|Form 10-K |_|Form 20-F |_|Form 11-K |X|Form 10-Q |_|Form N-SAR

     For Period Ended: September 30, 2000

     (     ) Transition Report on Form 10-K
     (     ) Transition Report on Form 20-F
     (     ) Transition Report on Form 11-K
     (     ) Transition Report on Form 10-Q
     (     ) Transition Report on Form N-SAR
     For the Transition Period Ended:
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     NOTHING IN THIS FORM SHALL BE  CONSTRUED TO IMPLY THAT THE  COMMISSION  HAS
     VERIFIED ANY INFORMATION CONTAINED HEREIN.
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     If the  notification  relates  to a portion of the  filing  checked  above, identify the Item(s) to which the notification relates:
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     PART I -- REGISTRANT INFORMATION
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     Full Name of Registrants: Molecular Diagnostics & Therapeutics, Inc.

     Former Name if Applicable

     1880 Industrial Circle, Suite B-3
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     Address of Principal Executive Offices (Street and Number)

     Longmont, CO 80501
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     City, State and Zip Code

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PART II - RULES 12b-25(b) AND (c)
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If the subject report could not be filed without  unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed (Check box if appropriate)
  _
 |X|   (a)  The reasons described in reasonable detail in Part III of this form could not be eliminated without
  _         unreasonable effort or expense;
 |X|   (b)  The subject quarterly report on Form 10-Q will be filed on or before the fifth calendar day following the
  _         prescribed due date; and
 |_|   (c)  The accountant's statement or other exhibit required by
            Rule 12(b)-25(c) has been attached if applicable.

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PART III -- NARRATIVE
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State  below in  reasonable  detail the  reasons  why the Form 10-Q could not be filed within the prescribed time period. (Attach Extra Sheets If Needed)

         Registrant is continuing negotiations for interim financing. All of the Registrant's efforts have been directed toward concluding these negotiations prior to the filing of its Form 10-QSB. It is expected that these negotiations will be completed and the Registrant's Form 10-QSB will be filed within five calendar days.

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PART IV --OTHER INFORMATION
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(1)  Name  and  telephone  number  of  person  to  contact  in  regard  to  this notification:

     Malcolm H. Benedict                            303            485-8500
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     (Name)                                     (Area Code)   (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months (or for such shorter) period that the registrant was required to file such reports) been filed? If answer is
     no, identify report(s).                                 _         _
                                                            |X|  Yes  |_| No

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(3)  Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion
     thereof?                                                _         _
                                                            |_|  Yes  |X| No

     If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                   Molecular Diagnostics & Therapeutics, Inc.
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                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on their behalf by the undersigned hereunto duly authorized.


Date November 14, 2000                By /s/ Malcolm H. Benedict
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                                         Malcolm H. Benedict